UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2011

WOLVERINE BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35034	27-3939016
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5710 Eastman Avenue, Midland, Michigan	48640
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (989) 631-4280

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           Employment Agreements.  On July 1, 2011, Wolverine Bank entered into amended and restated employment agreements, effective as of July 1, 2011, with David H. Dunn, President and Chief Executive Officer, and Rick A. Rosinski, Chief Operating Officer and Treasurer.  The terms of the agreements were previously disclosed in the registrant’s final prospectus filed with the SEC on November 23, 2010.  The agreements provide for a three-year term for Mr. Dunn and a two-year term for Mr. Rosinski.  The agreements may be extended on an annual basis, unless written notice of non-renewal is given by the Board of Directors of Wolverine Bank.

Under the agreements, the base salary for Mr. Dunn is $210,000 and $120,000 for Mr. Rosinski.   In addition to base salary, the agreements provide for, among other things, the executive’s right to participate in employee benefit plans and to receive fringe benefits applicable to senior executives.  Upon termination of the executive’s employment for cause, as defined in the agreements, the executives would have no right to receive compensation or other benefits for any period after termination.  The executives are entitled to severance payments and benefits in the event of their termination of employment under specified circumstances, including their termination by Wolverine Bank for reasons other than for cause, disability or death, or in the event the executive resigns within 90 days following a good reason, as defined in the agreements.

In the event of the executive’s involuntary termination or resignation following a good reason, Mr. Dunn would be entitled to receive his base salary and the additional contributions that he would have earned under the Wolverine Bank 401(k) plan and ESOP for a period of up to 36 months (24 months for Mr. Rosinski), provided, however, that the executive’s payments will be reduced by the salary received from another employer if he becomes employed by a third party during such 36 month period (24 month period for Mr. Rosinski).  In addition, the executive will continue to receive vesting credit under any outstanding stock option or equity grant during the term the executive is receiving cash severance payments.  Mr. Dunn would be entitled to the continuation of his life, medical, and dental coverage for 36 months (24 months for Mr. Rosinski) following his termination date, provided however that such benefits will cease immediately upon the date on which Wolverine Bank is no longer obligated to provide the executive with his severance payments as described above.  Section 409A of the Internal Revenue Code may require that a portion of the above severance payments cannot be made until six months after termination of employment if the executive is a “specified employee” as defined under Section 409A of the Internal Revenue Code.

In the event of a change in control, followed within 12 months by the executive’s termination for a reason other than for cause or if the executive terminates voluntarily under specified circumstances that constitute a good reason constructive termination (as defined in each of the agreements), Mr. Dunn will receive an amount equal to three times (two times for Mr. Rosinski) his base salary and the amount of contributions that would have been earned under the Wolverine Bank 401(k) plan and ESOP for three years (two years for Mr. Rosinski), payable in a lump sum.  Wolverine Bank will also continue to pay for each executive’s life, health and dental coverage for up to three years (two years for Mr. Rosinski).

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Exhibit

Exhibit 10.1	Employment Agreement between Wolverine Bank and David H. Dunn, dated July 1, 2011.

Exhibit 10.2	Employment Agreement between Wolverine Bank and Rick A. Rosinski, dated July 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Wolverine Bancorp, Inc.

Date: July 7, 2011	By:	/s/ Rick Rosinski
Rick Rosinski
Chief Operating Officer